UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0690857
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

675 Almanor Ave., Sunnyvale, California 94085

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be registered:	each class is to be registered
None	None:

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Item 1.	Description of Registrant's Securities to be Registered.

Following is a description of the common stock of Amarantus Bioscience Holdings, Inc. (the “Common Stock”) being registered:

Holders of each share of common stock, $0.001 par value, are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Company’s board of directors with respect to any series of preferred stock, the holders of the Company’s common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of the Company’s common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of the Company’s common stock representing fifty percent (50%) of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of its stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Articles of Incorporation. The Company’s Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock designated by the Company’s board of directors from time to time, the holders of shares of the Company’s common stock will be entitled to such cash dividends as may be declared from time to time by the board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by the Company’s board of directors, upon liquidation, dissolution or winding up, the holders of shares of the Company’s common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of the Company’s common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of the Company’s common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Item 2.	Exhibits.

The registrant hereby incorporates by reference herein the following exhibits:

Exhibit Number	Description
3.1	Articles of Incorporation of the Company filed with the Secretary of State of Nevada on March 22, 2013. (Incorporated by reference to current report on Form 8-K filed with the SEC on April 1, 2013)

3.2	Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State on April 5, 2013. (Incorporated by reference to current report on Form 8-K filed with the SEC on April 11, 2013)

3.3	Bylaws of the Company. (Incorporated by reference to current report on Form 8-K with the SEC filed on April 1, 2013)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: August 2, 2013	By:	/s/ Gerald E. Commissiong
Gerald E. Commissiong
Chief Executive Officer